UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NEW CENTURY BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEW CENTURY BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

(910) 892-7080

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 22, 2008

NOTICE is hereby given that the Annual Meeting of Shareholders of New Century Bancorp, Inc. (the “Corporation”) will be held as follows:

Place:	New Century Bank
700 West Cumberland Street Dunn, North Carolina

Date:	May 22, 2008

Time:	10:00 a.m.

The purposes of the meeting are:

1.	To elect five members of the Board of Directors for terms of three years, to elect two members of the Board of Directors for terms of two years, and to elect three members of the Board of Directors for terms of one year.

2.	To ratify the appointment of Dixon Hughes PLLC as the Corporation’s independent registered public accounting firm for 2008.

3.	To transact any other business that may properly come before the meeting.

You are cordially invited to attend the meeting in person. However, even if you expect to attend the meeting, you are requested to complete, sign and date the enclosed appointment of proxy and return it in the envelope provided for that purpose to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

By Order of the Board of Directors

/s/ William L. Hedgepeth, II
William L. Hedgepeth, II
President and Chief Executive Officer
April 18, 2008

NEW CENTURY BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

(910) 892-7080

PROXY STATEMENT

Mailing Date: On or about April 21, 2008

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 22, 2008

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed appointment of proxy by the Board of Directors of New Century Bancorp, Inc. (the “Corporation”) for the Annual Meeting of Shareholders of the Corporation to be held at the main office of New Century Bank, 700 West Cumberland Street, Dunn, North Carolina, at 10:00 a.m. on May 22, 2008, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are J. Gary Ciccone, Oscar N. Harris and C. L. Tart, Jr. Shares represented by each appointment of proxy which is properly executed and returned, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of the ten nominees for director named in Proposal 1 below and FOR Proposal 2. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Brenda B. Bonner, Secretary of the Corporation, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Corporation will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails, appointments of proxy may be solicited in person or by telephone by officers, directors and employees of the Corporation and its subsidiary banks without additional compensation. The Corporation will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Corporation’s common stock.

Record Date

The close of business on April 8, 2008 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Corporation are the shares of its common stock, par value $1.00 per share, of which 10,000,000 shares are authorized and 6,799,183 shares were outstanding on April 8, 2008. There were approximately 1,470 record shareholders of the Corporation’s common stock on this date.

Voting Procedures; Quorum; Votes Required for Approval

Each shareholder is entitled to one vote for each share held of record on the Record Date on each director to be elected and on each other matter submitted for voting. In accordance with North Carolina law, shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of common stock of the Corporation issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present, in the case of Proposal 1 below, the ten directors receiving the greatest number of votes shall be elected.

In the case of Proposal 2 below, for such proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal. Abstentions and broker nonvotes will have no effect.

Authorization to Vote on Adjournment and Other Matters

By signing an appointment of proxy, shareholders will be authorizing the proxyholders to vote in their discretion regarding any procedural motions that may come before the Annual Meeting. For example, this authority could be used to adjourn the Annual Meeting if the Corporation believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies to establish a quorum or to provide additional information to shareholders. However, proxies voted against any of the Proposals will not be used to adjourn the Annual Meeting. The Corporation does not have any plans to adjourn the Annual Meeting at this time, but intends to do so, if needed, to promote shareholder interests.

Beneficial Ownership of Voting Securities

As of April 8, 2008, no shareholder known to management owned more than 5% of the Corporation’s common stock.

As of April 8, 2008, the beneficial ownership of the Corporation’s common stock, by directors and named executive officers individually, and by directors and named executive officers as a group, was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)(2)	PERCENT OF CLASS (3)
Kevin S. Bunn Fayetteville, NC	25,478	0.37

Lisa F. Campbell(4) Lillington, NC	16,304	0.24

J. Gary Ciccone(5) Fayetteville, NC	97,920	1.44

T. Dixon Dickens(6) Fayetteville, NC	37,915	0.56

T. C. Godwin, Jr.(7) Dunn, NC	47,082	0.69

Oscar N. Harris(8)(9) Dunn, NC	239,032	3.52

Gerald W. Hayes Dunn, NC	96,031	1.41

William L. Hedgepeth, II Fayetteville, NC	61,253	0.90

D. Ralph Huff III(10) Fayetteville, NC	51,201	0.75

John W. McCauley Fayetteville, NC	36,992	0.54

Carlie C. McLamb(11) Dunn, NC	255,127	3.75

Michael S. McLamb(12) Dunn, NC	51,597	0.76

Raymond L. Mulkey, Jr. Fayetteville, NC	54,179	0.80

Anthony E. Rand(13) Fayetteville, NC	73,512	1.08

John Q. Shaw, Jr.(14)(15) Harrells, NC	74,212	1.09

James H. Smith Fayetteville, NC	30,554	0.45

C. L. Tart, Jr.(16) Dunn, NC	129,730	1.90

W. Lyndo Tippett Fayetteville, NC	24,336	0.36

All Directors and Executive Officers as a group (18 persons)	1,402,455	20.13

(1)	Except as otherwise noted, to the best knowledge of the Corporation’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Harris –108,669 shares; Mr. C. McLamb – 130,649 shares; Mr. Shaw – 569 shares; and Mr. Tart – 18,783 shares.
(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Corporation: Mr. Bunn – 22,300 shares; Ms. Campbell – 14,179 shares; Mr. Ciccone – 14,485 shares; Mr. Dickens – 8,746 shares; Mr. Godwin – 12,346 shares; Mr. Hedgepeth – 39,320 shares; Mr. Huff – 12,482 shares; Mr. McCauley – 2,839 shares; Mr. Rand – 13,992 shares; Mr. Shaw – 1,680 shares; Mr. Smith – 7,195 shares; Mr. Tart – 10,846 shares; and Mr. Tippett – 6,116 shares and for all directors and executive officers as a group – 166,526 shares.
(3)	The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 6,799,183 shares of common stock outstanding as of April 8, 2008, and (ii) options to purchase shares of common stock which are exercisable within 60 days of April 8, 2008.
(4)	Includes 325 shares held in the IRA of Ms. Campbell’s spouse.
(5)	Includes 720 shares owned by Mr. Ciccone’s spouse and 2,987 shares held in the IRA of Mr. Ciccone’s spouse.
(6)	Includes 3,264 shares held by Mr. Dickens as custodian for minor children and 3,932 shares held in the IRA of Mr. Dickens’s spouse.
(7)	Includes 1,196 shares owned by Mr. Godwin’s spouse.
(8)	Includes 38,118 shares owned by Mr. Harris’ business and 2,395 shares owned by Mr. Harris’ spouse.
(9)	Includes 39,930 shares pledged as collateral.
(10)	Includes 14,700 shares owned by Mr. Huff’s business and 1,632 shares owned by Mr. Huff’s spouse.
(11)	Includes 59,894 shares owned by Mr. C. McLamb’s business.
(12)	Includes 2,874 shares owned by Mr. M. McLamb’s spouse.
(13)	Includes 9,298 shares owned by Senator Rand’s spouse.
(14)	Includes 93 shares owned by Mr. Shaw’s spouse.
(15)	Includes 56,257 shares pledged as collateral.
(16)	Includes 76,785 shares owned by Mr. Tart’s business, 4,633 shares owned by Mr. Tart’s spouse, and 3,415 shares held in the IRA of Mr. Tart’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Corporation are required by federal law to file reports with the Securities and Exchange Commission (the “SEC”) regarding the amount of, and changes in, their beneficial ownership of the Corporation’s common stock. Based upon a review of copies of reports received by the Corporation, all required reports of directors and executive officers of the Corporation during 2007 were filed on a timely basis.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has set the number of directors of the Corporation at fifteen and recommends that shareholders vote for each of the directors listed below for terms as indicated below:

Name and Age	Position(s) Held	Director Since	Principal Occupation and Business Experience During the Past 5 Years
One Year Terms

Michael S. McLamb (57)	Director	2008(1)	Certified Public Accountant; Retired Treasurer, K&M Maintenance Services, Inc.

Raymond L. Mulkey, Jr. (61)	Director	2008(1)	President, Ray Mulkey Insurance, Inc. and Ray Mulkey Realty, Inc.

W. Lyndo Tippett (68)	Director	2008(2)	Secretary, North Carolina Department of Transportation; Partner, Tippett, Padrick & Bryan (CPA’s).

Two Year Terms

D. Ralph Huff, III (58)	Director	2008(2)	President, H&H Constructors.

James H. Smith (58)	Director	2008(2)	Partner and President, Southeastern Insurance Services, Highland Development Partners, LLC, and Springer, Inc.

Three Year Terms

T. Dixon Dickens (48)	Director	2008(2)	President, Mercedes-Benz of Fayetteville.

T. C. Godwin, Jr. (67)	Director	2000(3)	President, T-Mart Food Stores, Inc., 1970-Present (convenience stores).

Gerald W. Hayes (64)	Director	2000(3)	Attorney and President, Hayes, Williams, Turner & Daughtry, P.A., 1969-Present (law firm).

William L. Hedgepeth, II (46)	Director, President, and CEO	2007(2)	President and CEO, New Century Bancorp and New Century Bank.

Anthony E. Rand (68)	Director	2003	Majority Leader, North Carolina State Senate; Consultant, Sonorex, Inc.; President, Rand & Gregory, P.A. (law firm).

(1)	Member of the Board of Directors of New Century Bank since 2000.
(2)	Member of the Board of Directors of New Century Bank South from 2004 to 2008.
(3)	Includes service as a director of New Century Bank prior to the formation of the Corporation as the holding company for New Century Bank in 2003.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR FOR THE TERMS INDICATED ABOVE.

Incumbent Directors

The Corporation’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table.

Name and Age	Position(s) Held	Term Expires	Principal Occupation and Business Experience During the Past 5 Years

J. Gary Ciccone (61)	Chairman of the Board	2010	Real estate developer; Owner, Nimocks, Ciccone & Townsend, Inc. (commercial real estate brokerage).

Oscar N. Harris (69)	Director	2009	Senior Partner-President, Oscar N. Harris & Assoc. P.A., (CPA’s) 1979-Present; former North Carolina State Senator; Mayor – City of Dunn.

John W. McCauley (40)	Director	2009	Chief Executive Officer, Highland Paving Co, LLC; General Manager, McCauley-McDonald Investments, Inc.; General Manager, AOM Investments, LLC.

Carlie C. McLamb (71)	Director	2010	President, Carlie C’s IGA and Carlie C’s Operation, 1962-Present (grocery stores).

C. L. Tart, Jr. (73)	Vice Chairman of the Board	2010	Chief Executive Officer and Chairman, Tart & Tart, Inc., 1969-Present (holding company).

Director Independence

With the exception of Mr. Hedgepeth, each member of the Corporation’s Board of Directors is “independent” as defined by NASDAQ listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). In making this determination the Board considered certain insider transactions with directors for the provision of goods or services to the Corporation and its subsidiary banks. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party. Specific transactions considered by the Board of Directors included certain legal services rendered to New Century Bank by Hayes, Williams, Turner & Daughtry, P.A., Attorneys at Law, a related interest of Gerald W. Hayes.

Director Relationships

With the exception of Senator Rand, who is a director of Law Enforcement Associates Corporation, no director of the Corporation is a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

There are no family relationships among directors, nominees or executive officers of the Corporation.

Meetings and Committees of the Board of Directors

Effective March 28, 2008, the Corporation’s two wholly owned subsidiaries, New Century Bank and New Century Bank South, were merged. On April 1, 2008, the Corporation appointed six additional members of the Board of Directors, each of whom has served on the board of directors of either New Century Bank or New Century Bank South since inception. Each of these six individuals will stand for re-election at the Annual Meeting. The following discussion relates to the Corporation’s nine-member board that served during 2007.

The Corporation’s Board of Directors held eleven meetings during 2007. Each director attended 75% or more of all board meetings and the meetings of any committee(s) of which he was a member. It is the policy of the Corporation that directors attend each annual meeting of shareholders. Six of the nine members of the Corporation’s Board of Directors attended the 2007 Annual Meeting of Shareholders.

The Corporation’s Board has several standing committees including an Audit/Compliance Committee, a Nominating Committee and a Compensation Committee.

Audit/Compliance Committee. The members of the Audit/Compliance Committee during 2007 were J. Gary Ciccone, T. C. Godwin, Oscar N. Harris and John McCauley. The members of the committee are “independent” as defined by NASDAQ listing standards and the regulations promulgated under the Securities Exchange Act of 1934. The Audit/Compliance Committee met thirteen times during 2007. The Board of Directors has adopted a written Audit Committee Charter, which is available under the Corporate Governance link in the Investor Relations section of our website, www.newcenturybanknc.com. The report of the Audit Committee is included on page 16 of this proxy statement.

Each of the Audit/Compliance Committee members is “independent” and “financially literate” as defined by NASDAQ listing standards and applicable SEC rules and regulations. The Board of Directors has determined that Oscar N. Harris, a member of the Audit/Compliance Committee, meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

Nominating Committee. The duties of the Nominating Committee are: (i) to assist the Board of Directors, on an annual basis, by identifying individuals qualified to become board members, and to recommend to the board the director nominees for the next meeting of shareholders at which directors are to be elected; and (ii) to assist the Board of Directors by identifying individuals qualified to become board members, in the event a vacancy on the board exists and that such vacancy should be filled.

The members of the Nominating Committee during 2007 were J. Gary Ciccone, Gerald W. Hayes and Carlie C. McLamb, each of whom is “independent” as defined by NASDAQ listing standards and applicable SEC rules and regulations. The nominating committee met once in 2007. The Bylaws of the Corporation state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Corporation’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the annual meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Corporation if elected. The Bylaws of the Corporation require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Corporation’s market area. In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. The Nominating Committee has adopted a formal written charter which is reviewed annually for adequacy and which is available under the Corporate Governance link in the Investor Relations section of our website, www.newcenturybanknc.com. Each of the nominees for election to the board of directors included in this proxy statement were nominated by the Nominating Committee.

Compensation Committee. The members of the Compensation Committee are J. Gary Ciccone, T. C. Godwin, Oscar N. Harris, Carlie C. McLamb and C. L. Tart. The Compensation Committee meets on an as needed basis to review the salaries and compensation programs required to attract and retain the Corporation’s executive officers. The Compensation Committee met five times in 2007. The Committee approves the compensation of the President and Chief Executive Officer and “reporting officers” to the President including the Chief Financial Officer, Chief Banking Officer, Chief Credit Officer, and Chief Operations Officer. The salary of each of such “reporting officers” is determined based upon the recommendation by the President and Chief Executive Officer and such officer’s experience, managerial effectiveness, contribution to the Corporation’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee also compares the compensation of the Corporation’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Corporation’s market area and appropriate state and national salary data. The Committee is not bound by recommendations made by the President and Chief Executive Officer. Furthermore, the President and Chief Executive Officer does not have any input into his own compensation. The Compensation Committee engages third party compensation consultants on occasion to assist in determining executive pay or additional benefits, but does not delegate its duties. The Board of Directors has adopted a written Compensation Committee Charter, which is available under the Corporate Governance link in the Investor Relations section of the Corporation’s website, www.newcenturybanknc.com.

Indebtedness of and Transactions with Management

The Corporation’s bank subsidiary, New Century Bank, has had, and expects to have in the future, banking and other transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and associates. All such transactions are made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with unaffiliated persons, and will not involve more than the normal risk of collection or present other unfavorable features.

Loans made by New Century Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the bank’s lending matters. To the best knowledge of the management of the Corporation and the bank, Regulation O has been complied with in its entirety.

Director Compensation

Board Fees. Each director receives a fee of $500 for each meeting of the Corporation’s Board of Directors attended. Members of all other committees of the Board of Directors receive $75 for each committee meeting attended, up to a maximum of $150 per month.

In addition, the Corporation has instituted a Directors’ Deferral Plan whereby individual directors may elect annually to defer receipt of all or a designated portion of their fees for the coming year. Amounts so deferred are used to purchase shares of the Corporation’s common stock by the administrator of the Deferral Plan, with such deferred compensation disbursed in the future as specified by the director at the time of his or her deferral election.

2000 Nonstatutory Stock Option Plan. The shareholders of New Century Bank ratified the 2000 Nonstatutory Stock Option Plan at the 2000 Annual Meeting. In connection with the reorganization of New Century Bank into the holding company form of organization, which resulted in the creation of the Corporation in 2003, the 2000 Nonstatutory Option Plan was adopted by the Corporation and options under that plan were converted into options to purchase shares of the Corporation’s common stock. At the 2004 Annual Meeting, the shareholders of the Corporation approved an amendment to the 2000 Nonstatutory Stock Option Plan that increased the number of shares of the Corporation’s common stock available for issuance under the Plan. Under the terms of the Plan, options on a total of 478,668 shares (as adjusted for stock dividends) of the Corporation’s common stock are currently available for issuance to members of the Corporation’s Board of Directors and the board of any subsidiary of the Corporation.

The following table presents a summary of all compensation paid by the Corporation to its directors for their service as such during the year ended December 31, 2007.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
J. Gary Ciccone	$20,475	—	—	—	$20,475

T. C. Godwin, Jr.	7,275	—	—	—	7,275

Oscar N. Harris	10,400	—	—	—	10,400

Gerald W. Hayes	8,225	—	—	—	8,225

William L. Hedgepeth II	8,700	—	—	—	8,700	(1)

John McCauley	16,775	—	—	—	16,775

Carlie C. McLamb	7,950	—	—	—	7,950

Anthony E. Rand	5,300	—	—	—	5,300

John Q. Shaw, Jr.	4,900	—	—	—	4,900	(1)

C. L. Tart, Jr.	15,125	—	—	—	15,125

(1)	Also reported under the heading “Other Compensation” in the Summary Compensation Table presented on page 11.

Executive Officers

The following table sets forth certain information regarding the Corporation’s executive officers.

NAME	AGE	POSITION	BUSINESS EXPERIENCE

William L. Hedgepeth, II	46	President and Chief Executive Officer of the Corporation and New Century Bank	Executive Vice President and Chief Operating Officer, New Century Bancorp, Inc. and New Century Bank; President and Chief Executive Officer, New Century Bank South, 2004-Present; Senior Vice President and Area Executive for First South Bank, Fayetteville, NC, 2001-2004.

Lisa F. Campbell	40	Executive Vice President, Chief Financial Officer, and Chief Operating Officer of the Corporation and New Century Bank	Executive Vice President and Chief Financial Officer, New Century Bancorp, Inc., New Century Bank and New Century Bank South, 2000-Present; Senior Vice President and Controller, Triangle Bancorp, Inc., Raleigh, NC, 1997-2000; Assurance Senior Manager, KPMG LLP, Raleigh, NC, 1993-1997.

Kevin S. Bunn	46	Executive Vice President and Chief Banking Officer of the Corporation and New Century Bank	Executive Vice President and Chief Lending Officer, New Century Bank South, 2003–2007; Senior Vice President, Wachovia Bank, N.A., 1985-2003.

J. Daniel Fisher	58	Executive Vice President and Chief Credit Officer of the Corporation and New Century Bank	Senior Executive Vice President and Chief Credit Officer, Gateway Bank & Trust Co., 2004-2007; Special Loans Group Manager, RBC Centura; Manager of Loan Operations and Consumer Compliance, 1984-2004.

Joan I. Patterson	61	Executive Vice President and Chief Operations Officer of the Corporation and New Century Bank	Executive Vice President and Chief Operations Officer, New Century Bancorp, Inc., New Century Bank and New Century Bank South, 2000-Present; Branch Manager, BB&T (previously UCB), Dunn, NC, 1973-2000.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows all cash and non-cash compensation paid to or received or deferred by William L Hedgepeth, II, Lisa F. Campbell, Kevin S. Bunn, and John Q. Shaw, Jr. (the “Named Executive Officers”) for services rendered in all capacities during the fiscal years ended December 31, 2007 and 2006. Compensation paid to the Named Executive Officers consisted of cash salary, non-equity incentive plan compensation paid in cash, equity compensation in the form of incentive stock option awards, 401(k) matching contributions, insurance premiums paid on behalf of each of the Named Executive Officers and certain perquisites. The following table summarizes the dollar amounts of each element of compensation and for incentive stock options, the expense recognized by the Corporation pursuant to Statement of Financial Accounting Standards No. 123, as revised.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation(2)		Total
William L. Hedgepeth, II President and Chief Executive Officer	2007	$210,000	—	$4,127	$75,000	—	$43,073	(3)	$332,200
	2006	160,000	—	28,961	58,000	—	15,733		262,694

Lisa F. Campbell Executive Vice President, Chief Financial Officer, and Chief Operating Officer	2007	154,000	—	5,112	12,000	—	13,533		184,645
	2006	120,000	—	3,834	36,000	—	13,114		172,948

Kevin S. Bunn(4) Executive Vice President and Chief Banking Officer	2007	137,280	—	—	35,000	—	24,323	(5)	196,603
	2006	118,667	—	—	26,700	—	19,889	(5)	165,256

John Q. Shaw, Jr.(6) Former President and Chief Executive Officer	2007	210,000	—	—	—	$29,514	26,178	(7)	265,692
	2006	210,000	—	5,368	74,000	27,563	23,579		340,510

(1)	Calculated in accordance with FAS 123R.
(2)	Includes 401(k) contributions and the dollar value of insurance premiums paid on behalf of the named officers for group term life, health, dental and disability insurance.
(3)	Includes automobile allowance, country club dues, and $8,700 in fees earned or paid in cash in connection with Mr. Hedgepeth’s service on the Corporation’s Board of Directors.
(4)	Mr. Bunn was named Executive Vice President and Chief Banking Officer effective June 6, 2007.
(5)	Also includes automobile allowance and country club dues.
(6)	Mr. Shaw retired from the office of President and Chief Executive Officer, effective April 6, 2007.
(7)	Includes $4,900 in fees earned or paid in cash in connection with Mr. Shaw’s service on the Corporation’s Board of Directors.

2000 Incentive Stock Option Plan. At the 2000 Annual Meeting, the shareholders approved the adoption of the New Century Bank 2000 Incentive Stock Option Plan. The 2000 Incentive Stock Option Plan was adopted by the Board of Directors of the Corporation in connection with the Corporation’s formation as the bank holding company for New Century Bank and New Century Bank South. Upon adoption of the 2000 Incentive Stock Option Plan by the Corporation, all outstanding options to purchase shares of New Century Bank were converted into options to purchase shares of the Corporation’s common stock. At the 2004 Annual Meeting, the shareholders approved an amendment to the 2000 Incentive Stock Option Plan that increased the number of shares of the Corporation’s common stock available for issuance under the Plan. The 2000 Incentive Stock Option Plan currently provides for the issuance of up to 357,268 shares of the Corporation’s common stock upon the exercise of stock options.

2004 Incentive Stock Option Plan. At the 2004 Annual Meeting, the shareholders approved the adoption of the New Century Bancorp, Inc. 2004 Incentive Stock Option Plan. The 2004 Incentive Stock Option Plan currently provides for the issuance of up to 111,707 shares of the Corporation’s common stock to officers and employees of the Corporation and its subsidiaries upon the exercise of stock options.

The following table sets forth information regarding vested and unvested incentive stock options outstanding as of December 31, 2007. All of the Corporation’s outstanding stock options have been granted at 100% of fair market value on the date of grant. The number of shares underlying the stock options, and the exercise prices associated with each option grant, have been adjusted for a 20% stock dividend in December 2006, a three-for-two stock split in July 2005 and three separate 10% stock dividends in June 2004, September 2003 and May 2002, respectively. The Corporation has not adopted any plan providing for the grant of restricted stock or long-term compensation units to employees and, accordingly, there is no information reported in the four columns on the right hand side of the following table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Unexercised Options Unexerciseable	Equity Incentive Plan Awards; No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards; No. of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
William L. Hedgepeth, II	-0-	10,000	—	$14.15	June 7, 2017	—	—	—	—
	4,400	8,800	—	16.22	Aug. 3, 2016	—	—	—	—
	3,600	1,800	—	10.69	Jan. 19, 2015	—	—	—	—
	29,520	-0-	—	7.07	June 9, 2014	—	—	—	—

Lisa F. Campbell	-0-	5,000	—	15.81	Feb. 6, 2017	—	—	—	—
	1,200	4,800	—	16.22	Aug. 3, 2016	—	—	—	—
	11,979	-0-	—	4.59	July 25, 2010	—	—	—	—

Kevin S. Bunn	1,600	3,200	—	16.22	Aug. 3, 2016	—	—	—	—
	900	450	—	13.44	July 13, 2015	—	—	—	—
	19,800	-0-	—	7.07	June 9, 2014	—	—	—	—

John Q. Shaw, Jr.	1,680	6720	—	16.22	Aug. 3, 2016	—	—	—	—

Employment Agreements. The Corporation has entered into an employment agreement with William L. Hedgepeth, II as its President and Chief Executive Officer. The employment agreement establishes Mr. Hedgepeth’s duties and compensation and provides for his continued employment with the Corporation.

Mr. Hedgepeth’s employment agreement provides for an initial term of three (3) years with renewal on each anniversary thereafter for an additional one-year term unless there is an affirmative decision not to renew the contract by the Board of Directors or by Mr. Hedgepeth. The agreement provides Mr. Hedgepeth with an annual salary of $210,000, with guaranteed salary increases of 5% on the first and second anniversaries of the agreement’s original effective date. Mr. Hedgepeth is also entitled to receive cash bonuses on an annual basis as determined by the Board of Directors or the Compensation Committee. The agreement also provides for Mr. Hedgepeth’s participation in any and all retirement and employee benefit plans maintained by the Corporation on behalf of its employees, as well as fringe benefits normally associated with Mr. Hedgepeth’s position with the Corporation or made available to all other employees.

The employment agreement provides that if an “adverse change” occurs within 12 months of a “change in control” of the Corporation and either (1) the Corporation terminates Mr. Hedgepeth’s employment other than for “cause,” disability, or death, or (2) Mr. Hedgepeth terminates his employment with the Corporation, he will be entitled to receive a payment equal to 299% of his “base amount,” as that term is defined in the Internal Revenue Code of 1986, as amended.

An “adverse change” will be deemed to have occurred if (i) Mr. Hedgepeth is assigned duties and/or responsibilities that are inconsistent with his position, duties, or status at the time of the change in control or with his reporting responsibilities or titles with the Corporation in effect at the time of the change in control; (ii) Mr. Hedgepeth’s annual base salary is reduced below the amount in effect as of the change in control; (iii) Mr. Hedgepeth’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation to the executive as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or (iv) Mr. Hedgepeth is transferred to a location more than twenty (20) miles from Dunn, North Carolina, or Fayetteville, North Carolina, without his express written consent.

For purposes of Mr. Hedgepeth’s employment agreement, a “change in control” will be deemed to have occurred upon (1) any person directly or indirectly acquiring beneficial ownership of voting stock, or acquiring irrevocable proxies or any combination of voting stock and irrevocable proxies representing 25% or more of any class of voting securities of the Corporation, or acquiring control of the election of a majority of the directors of the Corporation in any manner; (2) the consolidation or merger of the Corporation with or into another corporation, association, or entity, or any other reorganization, in which the Corporation is not the surviving corporation, or (3) the sale, transfer, or acquisition of all or substantially all of the assets of the Corporation by any other corporation, association, or other person, entity, or group.

New Century Bank has also entered into employment agreements with Lisa F. Campbell and Kevin S. Bunn. The initial term of Ms. Campbell’s employment agreement is three years. The term of Ms. Campbell’s employment agreements automatically extends for an additional year on each anniversary of the effective date, unless written notice of termination is received prior to renewal. The initial term of Mr. Bunn’s employment agreement is two years. The term of Mr. Bunn’s employment agreement automatically extends for an additional two years on the anniversary of the effective date, unless written notice of termination is given prior to renewal. Each of the officers’ employment agreements also entitles them to certain fringe benefits normally associated with individuals serving in their capacities with a community bank. Each officer’s employment agreement provides that if a “termination event” occurs within a certain period of time following a “change in control,” such officer will be entitled to terminate the employment agreement and receive a lump sum payment equal to 150% of such officer’s “base amount” of compensation. The termination event must occur within six months of the change in control in the case of Mr. Bunn’s employment agreement, and within twelve months of the change in control in the case of Ms. Campbell’s employment agreement.

A “termination event” will be deemed to have occurred if (i) the executive is assigned duties and/or responsibilities that are inconsistent with his or her position, duties, or status at the time of the change in control or with his reporting responsibilities or titles with the Corporation in effect at the time of the change in control; (ii) the executive’s annual base salary is reduced below the amount in effect as of the change in control; (iii) the executive’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation to the executive as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or (iv) the executive is transferred to a location outside Fayetteville, North Carolina, in the case of Mr. Bunn and Dunn, North Carolina in the case of Ms. Campbell; without the executive’s express written consent.

New Century Bank entered into an employment agreement, originally dated May 24, 2000, with John Q. Shaw, Jr. to serve as its President and Chief Executive Officer. As of the date of Mr. Shaw’s retirement, the term of the employment agreement extended through September 1, 2008. Mr. Shaw is entitled to receive his current annual base salary of $210,000 through the remaining term of the agreement and is also entitled to receive certain benefits during the remaining term of the contract, including use of a company vehicle and insurance benefits.

401(k) Plan. The Corporation has adopted a tax-qualified savings plan for employees. The 401(k) Plan covers all employees beginning the first day of their first full month of service. Employees may contribute up to 15% of their compensation, subject to the maximum allowed by law. The Corporation matches up to 100% of up to 6% of compensation contributed by participants beginning on January 1, 2006. Matching contributions vest at a rate of 25% per year following the participant’s first year of service.

Executive Supplemental Retirement Plan. New Century Bank entered into an Executive Supplemental Retirement Plan Agreement with its former President and Chief Executive Officer, John Q. Shaw, Jr., on March 11, 2004. Agreements such as the Executive Supplemental Retirement Plan Agreement have become increasingly common in the banking industry. The reason is that caps on qualified plan contributions and distributions, as well as Social Security, often limit bank executives’ retirement benefits to 30% to 50% of final pay. In contrast, other bank staff are unaffected or are less severely affected by those caps and they can therefore end their working careers with retirement benefits at 70% to 90% of final pay. Arrangements such as the Executive Supplemental Retirement Plan Agreement can remedy the shortfall in executive retirement compensation and deliver retirement benefits commensurate with bank executives’ final pay. The Executive Supplemental Retirement Plan Agreement is unfunded, but required the Bank to accrue for the benefits to be paid to Mr. Shaw upon attainment of age 67 and continuing through age 79. To offset the accruals, the Bank purchased life insurance policies on certain of its executive officers, including Mr. Shaw and Ms. Campbell. The Bank paid one-time premium payments to purchase these insurance policies in 2004, which aggregated $2.1 million, and entered into Life Insurance Endorsement Method Split Dollar Plan Agreements with each such executive. Under the terms of the Split Dollar Plan Agreements, the Bank pays the premiums on a life insurance policy on each executive officer’s life and the proceeds of each policy are divided between the Bank and the executive’s named beneficiary. As of December 31, 2007, the net death proceeds payable to the beneficiaries of Mr. Shaw and Ms. Campbell were valued at $599,137 and $280,000, respectively.

The aggregate change in the actuarial present value of Mr. Shaw’s benefit under Executive Supplemental Retirement Plan Agreement during the fiscal years ended December 31, 2007 and 2006 is reported under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page 11.

PROPOSAL 2: RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Dixon Hughes PLLC Certified Public Accountants, as the Corporation’s independent registered public accounting firm for 2008. A representative of Dixon Hughes PLLC is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The Corporation has paid Dixon Hughes PLLC fees in connection with its assistance in the Corporation’s annual audit and review of the Corporation’s financial statements. From time to time, the Corporation engages Dixon Hughes PLLC to assist in other areas of financial planning.

The following table sets forth the fees billed by Dixon Hughes PLLC in various categories during 2007 and 2006.

AUDIT FEES

Category	2007	2006
Audit Fees(1)	$153,522	$120,500
Audit-Related Fees(2)	10,775	27,075
Tax Fees(3)	17,250	16,400
All Other Fees	-0-	-0-

Total Fees Paid	$181,547	$163,975

(1)	Includes fees paid or expected to be paid for audits of annual consolidated financial statements, reviews of consolidated financial statements included in quarterly reports on Form 10-Q, report production assistance relating to said financial statements and related documents. For 2006, includes fees associated with preparation of a registration statement, prospectus and comfort letters in connection with fully underwritten public offering of common stock.
(2)	Includes fees paid for accounting consultations.
(3)	Includes fees paid for services relating to tax planning, preparation and compliance.

All services rendered by Dixon Hughes PLLC during 2007 were subject to pre-approval by the Audit/Compliance Committee. The Audit/Compliance Committee has considered whether Dixon Hughes PLLC’s provision of other non-audit services to the Corporation is compatible with maintaining independence of Dixon Hughes PLLC. The Audit/Compliance Committee has determined that it is compatible with maintaining the independence of Dixon Hughes PLLC.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 RATIFYING DIXON HUGHES PLLC AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

Report of the Audit/Compliance Committee

The Audit/Compliance Committee of the Corporation is responsible for receiving and reviewing the annual audit report of the Corporation’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Corporation’s internal audit program. The Audit/Compliance Committee assesses the performance and independence of the Corporation’s independent auditors and recommends their appointment and retention. The Audit/Compliance Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of the Corporation’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Corporation’s audit process in 2007, the Audit/Compliance Committee reviewed and discussed the audited financial statements with management. The Audit/Compliance Committee also discussed with the independent auditors, Dixon Hughes PLLC, all matters that are required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit/Compliance Committee received from Dixon Hughes PLLC disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Dixon Hughes PLLC their independence.

Based on the review and discussions above, the Audit/Compliance Committee (i) recommended to the Board that the audited financial statements be included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2007 for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Dixon Hughes PLLC as auditors for 2008.

This report is submitted by the Audit/Compliance Committee:

J. Gary Ciccone

T. C. Godwin

Oscar N. Harris

John McCauley

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2009 ANNUAL MEETING

It is anticipated that the 2009 Annual Meeting will be held on a date during May 2009. Any proposal of a shareholder which is intended to be presented at the 2009 Annual Meeting must be received by the Corporation at its main office in Dunn, North Carolina no later than December 19, 2008, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2009 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Corporation by February 13, 2009 for it to be timely received for consideration. The proxy holders will use their discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Corporation does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to Brenda B. Bonner, Secretary, New Century Bancorp, Inc., 700 West Cumberland Street, Dunn, North Carolina 28334, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

REGULATORY MATTERS

Effective December 27, 2007, the Board of Directors of New Century Bank entered into a Memorandum of Understanding with the FDIC and the North Carolina Commissioner of Banks. The Memorandum of Understanding represents an agreement between the Board of Directors of New Century Bank, the Regional Director of the FDIC’s Atlanta Regional Office and the North Carolina Commissioner of Banks and requires that New Century Bank’s management take certain actions to improve the bank’s lending function. Specifically, the Memorandum of Understanding requires the bank to address problem loans by charging off certain classified assets within 30 days and also requires that the bank accomplish the following within a 90 day time frame: formulate a proposal for the reduction or improvement of any classified lines of credit, conduct a reevaluation of the performance and abilities of the bank’s loan officers and credit administration staff; improve loan documentation, policies and procedures; and correct known violations of rules, regulations and policies. The Memorandum of Understanding also requires management of the bank to file various reports with the FDIC and the North Carolina Commissioner of Banks within 90 days, including a budget, earnings forecast and capital plan, with quarterly progress reports thereafter.

Compliance with the terms of the Memorandum of Understanding and remediation of the related material weakness that was originally identified in connection with the assessment of disclosure controls and procedures as of December 31, 2006 are high priorities for the Corporation. As a result, management devoted significant resources to these matters during the fiscal year ended December 31, 2007 and intends to continue to do so during 2008. Specific actions taken during 2007 included the hiring of a new Chief Credit Officer with substantial experience; evaluation and reorganization of lending and credit administration personnel; assessment and revision of lending and credit administration policies and procedures; development of more effective processes for identification and valuation of problem credits; and consolidation of the Corporation’s wholly owned banking subsidiaries, New Century Bank and New Century Bank South, into one entity pursuant to a merger on March 28, 2008.

ADDITIONAL INFORMATION

A COPY OF THE CORPORATION’S 2007 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO LISA F. CAMPBELL, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND CHIEF OPERATING OFFICER, NEW CENTURY BANCORP, INC., 700 WEST CUMBERLAND STREET, DUNN, NORTH CAROLINA 28334, (910) 892-7080.

REVOCABLE PROXY

NEW CENTURY BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

APPOINTMENT OF PROXY

SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints J. Gary Ciccone, Oscar N. Harris and C. L. Tart, Jr. (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of New Century Bancorp, Inc. (the “Corporation”) held of record by the undersigned on April 8, 2008, at the Annual Meeting of Shareholders of the Corporation to be held at New Century Bank, 700 West Cumberland Street, Dunn, North Carolina, at 10:00 a.m. on May 22, 2008, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this Appointment of Proxy be voted as follows on the proposals listed below:

1.	ELECTION OF DIRECTORS: Proposal to elect five members of the Board of Directors for terms of three years, to elect two members of the Board of Directors for terms of two years, and to elect three members of the Board of Directors for terms of one year.

FOR all nominees listed below	WITHHOLD AUTHORITY
(except as indicated otherwise below).	to vote for all nominees listed below

NOMINEES:

One Year Terms	Two Year Terms	Three Year Terms
Michael S. McLamb	D. Ralph Huff, III	T. Dixon Dickens
Raymond L. Mulkey, Jr.	James H. Smith	T. C. Godwin, Jr.
W. Lyndo Tippett		Gerald W. Hayes
William L. Hedgepeth, II
Anthony E. Rand

Instruction: To withhold authority to vote for one or more nominees, write that nominee’s name on the line below.

2.	RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS: Proposal to ratify the appointment of Dixon Hughes PLLC as the Corporation’s independent registered public accounting firm for 2008.

              FOR                               AGAINST                               ABSTAIN

3.	OTHER BUSINESS: On such other matters as may properly come before the Annual Meeting, the Proxies are authorized to vote the shares represented by this Appointment of Proxy in accordance with their best judgment.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ABOVE. IN THE ABSENCE OF INSTRUCTIONS, THE PROXIES WILL VOTE SUCH SHARES “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 ABOVE AND “FOR” PROPOSAL 2 ABOVE. IF, AT OR BEFORE THE TIME OF THE MEETING, ANY OF THE NOMINEES LISTED IN PROPOSAL 1 FOR ANY REASON HAVE BECOME UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE AS DIRECTORS, THE PROXIES HAVE THE DISCRETION TO VOTE FOR A SUBSTITUTE NOMINEE OR NOMINEES. THIS APPOINTMENT OF PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE CORPORATION AN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND REQUESTING THE RIGHT TO VOTE IN PERSON.

Date:	, 2008

(SEAL)
(Signature)

(SEAL)
(Signature, if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN

THE ENCLOSED ENVELOPE.

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